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                                                                   EXHIBIT 99.2


                            [RENAL CARE GROUP LOGO]

                                 News Release


CONTACT: R. DIRK ALLISON
         CHIEF FINANCIAL OFFICER
         615.345.5500


          RENAL CARE GROUP NAMES WILL JOHNSTON NON-EXECUTIVE CHAIRMAN


         NASHVILLE, Tennessee, March 20, 2003 -- Renal Care Group, Inc. (NYSE:RCI) today announced that its Board of Directors named William P. (Will) Johnston, age 58, to the position of Non-Executive Chairman of the Board following the death of Sam Brooks, Renal Care Group's prior chairman. The Company announced that it would continue its previously announced search for a new chief executive officer.

         Mr. Johnston was formerly managing director of SunTrust Robinson Humphrey, an investment banking division of SunTrust Capital Markets, Inc., from August 2001 to December 2002. Previously, Mr. Johnston was vice chairman of SunTrust Equitable Securities Corporation, an investment banking affiliate of SunTrust Banks, Inc., from 1998 through 2001 where he was also chief executive officer from 1998 through April 2000. From 1994 through 1998, he held the positions of chief executive officer, managing director and member of the board of directors of Equitable Securities Corporation, an investment banking firm acquired by SunTrust Banks, Inc. in January 1998. He began his professional career at Waller Lansden Dortch & Davis and was a partner specializing in corporate finance and securities law. He graduated from Vanderbilt University with a Bachelor of Arts degree in 1966 and obtained his Juris Doctor from Vanderbilt University School of Law in 1969.

         Dr. Harry Jacobson, vice chancellor for health affairs at Vanderbilt University Medical Center and a Renal Care Group director, noted, "Will Johnston has been involved with Renal Care Group since its formation and played a strategic role in the Company becoming public in 1996. As a long-time friend and colleague, he has served as a fellow proponent of the dialysis services industry and is committed to the fulfillment of the founders' original mission to provide optimal care to patients with chronic and acute renal disease."


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         Renal Care Group, Inc. is a specialized dialysis services company that provides care to patients with kidney disease. The Company currently treats more than 20,500 at 268 owned outpatient dialysis facilities, in addition to providing acute dialysis services to approximately 120 hospitals. Over 6,500 associates provide services across the Company's 27-state network. More information about Renal Care Group may be found at www.renalcaregroup.com.

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